Exhibit 4.3









                        LOAN AND SECURITY AGREEMENT




                              by and between



                 UNITED MERCHANTS AND MANUFACTURERS, INC.


                                    and


                       FOOTHILL CAPITAL CORPORATION





                         Dated as of June 28, 1994

                             TABLE OF CONTENTS



                                                                       Page

1.   DEFINITIONS AND CONSTRUCTION. . . . . . . . . . . . . . . . . . . .  1
     1.1  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .  1
     1.2  Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . 11
     1.3  Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     1.4  Construction . . . . . . . . . . . . . . . . . . . . . . . . . 11
     1.5  Schedules and Exhibits.. . . . . . . . . . . . . . . . . . . . 11

2.   LOAN AND TERMS OF PAYMENT . . . . . . . . . . . . . . . . . . . . . 12
     2.1  Revolving Advances.. . . . . . . . . . . . . . . . . . . . . . 12
     2.2  Letters of Credit and Letter of Credit Guarantees. . . . . . . 13
     2.3  Term Loans . . . . . . . . . . . . . . . . . . . . . . . . . . 14
     2.4  Overadvances . . . . . . . . . . . . . . . . . . . . . . . . . 15
     2.5  Interest:  Rates, Payments, and Calculations . . . . . . . . . 15
     2.6  Crediting Payments; Application of Collections . . . . . . . . 16
     2.7  Statements of Obligations. . . . . . . . . . . . . . . . . . . 16
     2.8  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

3.   CONDITIONS; TERM OF AGREEMENT . . . . . . . . . . . . . . . . . . . 17
     3.1  Conditions Precedent to Initial Advance, L/C, or L/C
          Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
     3.2  Conditions Precedent to All Advances, L/Cs, or L/C
          Guarantees.. . . . . . . . . . . . . . . . . . . . . . . . . . 18
     3.3  Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     3.4  Effect of Termination. . . . . . . . . . . . . . . . . . . . . 19

4.   CREATION OF SECURITY INTEREST . . . . . . . . . . . . . . . . . . . 19
     4.1  Grant of Security Interest . . . . . . . . . . . . . . . . . . 19
     4.2  Negotiable Collateral. . . . . . . . . . . . . . . . . . . . . 19
     4.3  Collection of Accounts, General Intangibles, Negotiable
          Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     4.4  Delivery of Additional Documentation Required. . . . . . . . . 20
     4.5  Power of Attorney. . . . . . . . . . . . . . . . . . . . . . . 20
     4.6  Right to Inspect . . . . . . . . . . . . . . . . . . . . . . . 20

5.   REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . 21
     5.1  No Prior Encumbrances. . . . . . . . . . . . . . . . . . . . . 21
     5.2  Eligible Accounts. . . . . . . . . . . . . . . . . . . . . . . 21
     5.3  Eligible Inventory . . . . . . . . . . . . . . . . . . . . . . 21
     5.4  Location of Inventory and Equipment. . . . . . . . . . . . . . 21
     5.5  Inventory Records. . . . . . . . . . . . . . . . . . . . . . . 21
     5.6  Location of Chief Executive Office; FEIN . . . . . . . . . . . 21
     5.7  Due Organization and Qualification . . . . . . . . . . . . . . 21
     5.8  Due Authorization; No Conflict . . . . . . . . . . . . . . . . 22
     5.9  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     5.10 No Material Adverse Change in Financial Condition. . . . . . . 22
     5.11 No Transfer. . . . . . . . . . . . . . . . . . . . . . . . . . 22
     5.12 Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . 22
     5.13 Environmental Condition. . . . . . . . . . . . . . . . . . . . 23
     5.14 Compliance With The ADA. . . . . . . . . . . . . . . . . . . . 23
     5.15 Reliance by Foothill; Cumulative . . . . . . . . . . . . . . . 24

6.   AFFIRMATIVE COVENANTS.. . . . . . . . . . . . . . . . . . . . . . . 24
     6.1  Accounting System. . . . . . . . . . . . . . . . . . . . . . . 24
     6.2  Collateral Reports . . . . . . . . . . . . . . . . . . . . . . 24
     6.3  Schedules of Accounts. . . . . . . . . . . . . . . . . . . . . 24
     6.4  Financial Statements, Reports, Certificates. . . . . . . . . . 25
     6.5  Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.6  Designation of Inventory . . . . . . . . . . . . . . . . . . . 26
     6.7  Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.8  Title to Equipment . . . . . . . . . . . . . . . . . . . . . . 26
     6.9  Maintenance of Equipment . . . . . . . . . . . . . . . . . . . 26
     6.10 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     6.11 Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     6.12 Tangible Net Worth . . . . . . . . . . . . . . . . . . . . . . 28
     6.13 No Setoffs or Counterclaims. . . . . . . . . . . . . . . . . . 28
     6.14 Location of Inventory and Equipment. . . . . . . . . . . . . . 28
     6.15 Compliance with Laws . . . . . . . . . . . . . . . . . . . . . 29
     6.16 Employee Benefits. . . . . . . . . . . . . . . . . . . . . . . 29
     6.17 Environmental Condition. . . . . . . . . . . . . . . . . . . . 29
     6.18 Compliance With The ADA. . . . . . . . . . . . . . . . . . . . 31
     6.19 Store Openings and Closings. . . . . . . . . . . . . . . . . . 31
     6.20 Inventory Audits . . . . . . . . . . . . . . . . . . . . . . . 31
     6.21 Real Property Leases; Consignments . . . . . . . . . . . . . . 31
     6.22 Landlord Waivers.. . . . . . . . . . . . . . . . . . . . . . . 31
     6.23 Consigned Inventory. . . . . . . . . . . . . . . . . . . . . . 31

7.   NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . 32
     7.1  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . 32
     7.2  Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     7.3  Restrictions on Fundamental Changes. . . . . . . . . . . . . . 33
     7.4  Extraordinary Transactions and Disposal of Assets. . . . . . . 33
     7.5  Change Name. . . . . . . . . . . . . . . . . . . . . . . . . . 33
     7.6  Guarantee. . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     7.7  Restructure. . . . . . . . . . . . . . . . . . . . . . . . . . 33
     7.8  Prepayments. . . . . . . . . . . . . . . . . . . . . . . . . . 33
     7.9  Change of Control. . . . . . . . . . . . . . . . . . . . . . . 33
     7.10 Capital Expenditures . . . . . . . . . . . . . . . . . . . . . 33
     7.11 Consignments . . . . . . . . . . . . . . . . . . . . . . . . . 33
     7.12 Distributions. . . . . . . . . . . . . . . . . . . . . . . . . 33
     7.13 Accounting Methods . . . . . . . . . . . . . . . . . . . . . . 34
     7.14 Investments. . . . . . . . . . . . . . . . . . . . . . . . . . 34
     7.15 Transactions with Affiliates . . . . . . . . . . . . . . . . . 34
     7.16 Suspension . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     7.17 Compensation . . . . . . . . . . . . . . . . . . . . . . . . . 34
     7.18 Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . 34
     7.19 Change in Location of Chief Executive Office; Inventory and
          Equipment with Bailees.. . . . . . . . . . . . . . . . . . . . 34

8.   EVENTS OF DEFAULT.. . . . . . . . . . . . . . . . . . . . . . . . . 35

9.   FOOTHILL'S RIGHTS AND REMEDIES. . . . . . . . . . . . . . . . . . . 37
     9.1  Rights and Remedies. . . . . . . . . . . . . . . . . . . . . . 37
     9.2  Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . 39
     9.3  Foreclosure Not A Discharge. . . . . . . . . . . . . . . . . . 39

10.  TAXES AND EXPENSES REGARDING THE COLLATERAL . . . . . . . . . . . . 39

11.  WAIVERS; INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . 40
     11.1 Demand; Protest; etc.. . . . . . . . . . . . . . . . . . . . . 40
     11.2 Foothill's Liability for Collateral. . . . . . . . . . . . . . 40
     11.3 Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 40

12.  NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40

13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. . . . . . . . . . . . . 41

14.  DESTRUCTION OF BORROWER'S DOCUMENTS . . . . . . . . . . . . . . . . 42

15.  GENERAL PROVISIONS. . . . . . . . . . . . . . . . . . . . . . . . . 42
     15.1 Effectiveness. . . . . . . . . . . . . . . . . . . . . . . . . 42
     15.2 Successors and Assigns . . . . . . . . . . . . . . . . . . . . 42
     15.3 Section Headings . . . . . . . . . . . . . . . . . . . . . . . 42
     15.4 Interpretation . . . . . . . . . . . . . . . . . . . . . . . . 42
     15.5 Severability of Provisions . . . . . . . . . . . . . . . . . . 43
     15.6 Amendments in Writing. . . . . . . . . . . . . . . . . . . . . 43
     15.7 Counterparts; Telefacsimile Execution. . . . . . . . . . . . . 43
     15.8 Revival and Reinstatement of Obligations . . . . . . . . . . . 43
     15.9 Lending Relationship . . . . . . . . . . . . . . . . . . . . . 43
     15.10     Integration . . . . . . . . . . . . . . . . . . . . . . . 43
     15.11     Confidentiality.. . . . . . . . . . . . . . . . . . . . . 44
     15.12     Limitation of Liability . . . . . . . . . . . . . . . . . 44
     15.13     Expenses. . . . . . . . . . . . . . . . . . . . . . . . . 44
     SCHEDULES

     Schedule E-1        Eligible Inventory
     Schedule P-1        Permitted Liens
     Schedule R-1        Real Property
     Schedule 5.9        Litigation
     Schedule 5.12  Employee Benefits
     Schedule 6.14  Location of Inventory and Equipment
     Schedule 7.4        Repayment of Obligations from Sale Proceeds

                        LOAN AND SECURITY AGREEMENT



     This LOAN AND SECURITY AGREEMENT, is entered into as of June 28, 1994, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, and UNITED MERCHANTS AND MANUFACTURERS, INC., a Delaware corporation ("Borrower"), with its chief executive office located at 1650 Palisade Avenue, Teaneck, New Jersey 07666.

     The parties agree as follows:

     1.   DEFINITIONS AND CONSTRUCTION.

          1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

          "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of an Account.

          "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

          "Act" means all applicable laws, regulations, and ordinances, where a property is located, of any federal, state, or local government, instrumentality, or body, and that are related to Hazardous Materials, as the same may be amended, modified, or supplemented from time to time.

          "ADA" means the Americans with Disabilities Act, 42 U.S.C. S 12101, et. seq., and all applicable rules and regulations promulgated thereunder.

          "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

          "Agreement" means this Loan and Security Agreement and any extensions, riders supplements, notes, amendments, or modifications to or in connection with this Loan and Security Agreement.

          "Authorized Officer" means any officer of Borrower.

          "Average Unused Portion of Maximum Amount" means (a) the Maximum Amount; less (b) the sum of: (i) the average Daily Balance of advances made by Foothill under Section 2.1 that were outstanding during the immediately preceding month; plus (ii) the average Daily Balance of the undrawn L/Cs and L/C Guarantees issued by Foothill under Section 2.2 that were outstanding during the immediately preceding month.

          "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as amended, and any successor statute.

          "Borrower" has the meaning set forth in the preamble to this Agreement.

          "Borrower's Books" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

          "Buffalo" means Borrower's Buffalo Mill division.

          "Buffalo Borrowing Base" has the meaning set forth in Section
2.1.1.

          "Business Day" means any day which is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

          "Change of Control" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than thirty percent (30%) of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

          "Closing Date" means the date of the initial advance or the date of the initial issuance of an L/C or an L/C Guaranty, whichever occurs first.

          "Code" means the California Uniform Commercial Code.

          "Collateral" means each of the following: the Accounts; Borrower's Books; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; the Real Property; any money, or other assets of Borrower which now or hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, the Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

          "Combined Revolving Obligations" means, at the time of determination thereof, the sum of all then outstanding amounts advanced under Sections 2.1, plus the aggregate face amount of all then outstanding L/Cs and L/C Guarantees plus all then outstanding amounts advanced to Victoria under
Section 2.1 of the Victoria Loan Agreement.

          "Combined Term Note" has the meaning set forth in Section 2.3 hereof.

          "Daily Balance" means the amount of an Obligation owed at the end of a given day.

          "Debentures" means those certain 3.5% Senior Subordinated Secured Debentures due July 1, 2009, issued by Borrower pursuant to the Indenture.

          "Eligible Accounts" means those Accounts created by Buffalo in the ordinary course of business that arise out of Buffalo's sale of goods or rendition of services, that strictly comply with all of Borrower's representations and warranties to Foothill, and that are and at all times shall continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. Eligible Accounts shall not include the following:

               (a) (i) Accounts that the Account Debtor has failed to pay within sixty (60) days of due date (for Accounts with selling terms of sixty
(60) days or less); (ii) Accounts that the Account Debtor has failed to pay within thirty (30) days of due date (for Accounts with selling terms of between sixty one (61) days and one hundred twenty (120) days);
(iii) Accounts with selling terms of more than one hundred twenty (120) days;
(iv) all Accounts owed by an Account Debtor that has failed to pay fifty percent (50%) or more of its Accounts owed to Borrower within the terms of clauses (a)(i), (ii), or (iii);

               (b) Accounts with respect to which the Account Debtor is an officer, employee, Affiliate, or agent of Borrower;

               (c) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold (provided, however that Accounts of Buffalo respecting bill and hold goods may constitute Eligible Accounts if documentation satisfactory to Foothill, evidences the terms of such bill and hold relationship), or other terms by reason of which the payment by the Account Debtor may be conditional;

               (d) Accounts with respect to which the Account Debtor is not a resident of the United States, and which are not either (i) covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill, or (ii) supported by one or more letters of credit that are assignable by their terms and have been delivered to Foothill in an amount, of a tenor, and issued by a financial institution, reasonably acceptable to Foothill;

               (e) Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States;

               (f) Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower;

               (g) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed twenty five percent (25%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

               (h) Accounts with respect to which the Account Debtor disputes liability or makes any claim with respect thereto (to the extent of such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

               (i) Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

               (j) Accounts that are payable in other than United States Dollars; and

               (k) Accounts that represent progress payments or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

          "Eligible Inventory" means Inventory consisting of first quality finished goods held for sale in the ordinary course of Jonathan Logan's and Buffalo's business, Buffalo's work in process inventory, and Buffalo's raw materials for such finished goods, provided that such Inventory is, in each case, located at the premises identified on Schedule E-1, in strict compliance with all of Borrower's representations and warranties to Foothill, and acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. Eligible Inventory shall not include the following: (a) slow moving or obsolete items, (b) Buffalo Mills styles 1, 2 and 3 (over production/odd sized fabrics), style 9999 (samples), style 99 (unmerchantable inventory), (c) restrictive or custom items (except those manufactured by Buffalo in the ordinary course of its business), (d) spare parts, packaging, and shipping materials, (e) supplies used or consumed in Borrower's business, (f) Inventory at any location other than those set forth on Schedule E-1, (g) Inventory subject to a security interest or lien in favor of any third Person except for a junior Permitted Lien, (h) bill and hold goods, (i) Inventory that is not subject to Foothill's perfected security interests, (j) defective goods, (k) "seconds," and (l) Inventory acquired by Borrower on consignment (including Inventory acquired on consignment from Victoria). Eligible Inventory shall be valued at the lower of Borrower's cost or market value.

          "Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), wherever located, and any interest of Borrower in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any predecessor, successor, or superseding laws of the United States of America, together with all regulations promulgated thereunder.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) which, within the meaning of Section 414 of the IRC, is:
(i) under common control with Borrower; (ii) treated, together with Borrower, as a single employer; (iii) treated as a member of an affiliated service group of which Borrower is also treated as a member; or (iv) is otherwise aggregated with the Borrower for purposes of the employee benefits requirements listed in IRC Section 414(m)(4).

          "ERISA Event" means any one or more of the following: (i) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan;
(ii) a Prohibited Transaction with respect to any Plan; (iii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan; (iv) the complete or partial withdrawal of Borrower or an ERISA Affiliate from a Qualified Plan during a plan year in which it was, or was treated as, a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (v) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make; (vi) the filing of a notice of intent to terminate, or the treatment of a plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (vii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; and (ix) a violation of the applicable requirements of Sections 404 or 405 of ERISA, or the exclusive benefit rule under Section 403(c) of ERISA, by any fiduciary or disqualified person with respect to any Plan for which Borrower or any ERISA Affiliate may be directly or indirectly liable.

          "Event of Default" has the meaning set forth in Section 8.

          "FEIN" means Federal Employer Identification Number.

          "Foothill" has the meaning set forth in the preamble to this Agreement.

          "Foothill Expenses" means all: costs or expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Foothill; documentation, filing, recording, publication, appraisal (including periodic Collateral appraisals), real estate survey, real property taxes on any of the Real Property (should Foothill elect to pay them), environmental audit, and search fees assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrower; costs and expenses incurred by Foothill in preserving the value of the Collateral; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks; costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

          "Fund" means the ILGWU National Retirement Fund.

          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

          "General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods and Accounts.

          "Hazardous Materials" means:

          (a) those substances as defined as "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in the Comprehensive Environmental Response, Compensation and Liability Act, Resource Conservation and Recovery Act, 42 U.S.C. S 6901 et seq. ("RCRA"), or the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., and in the regulations promulgated pursuant thereto;

          (b) those substances designated as a "hazardous substance" under or pursuant to the Federal Water Pollution Control Act, 33 U.S.C. S 1257 et seq., or defined as a "hazardous waste" under or pursuant to RCRA and in the regulations promulgated pursuant thereto;

          (c) those substances listed in the United States Department of Transportation Table (40 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); and

          (d) such other substances, materials and wastes which are regulated or classified as hazardous or toxic under any Act in the state in which the particular Real Property is located.

          "Indebtedness" means: (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capitalized leases;
(d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

          "Indemnified Persons" means Foothill and its parents, subsidiaries and affiliates, attorneys, and each of their officers, directors, agents, employees, trustees, receivers, executors, and administrators, and the heirs, successors, and assigns of all of the foregoing.

          "Indenture" means that certain Indenture, dated as of July 1, 1990, between Borrower and First Trust National Association as trustee, concerning the Debentures, as supplemented from time to time.

          "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          "Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

          "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

          "Jonathan Logan" means Borrower's Jonathan Logan division.

          "Jonathan Logan Borrowing Base" has the meaning set forth in
Section 2.1.1.

          "L/C" has the meaning set forth in Section 2.2(a).

          "L/C Guaranty" has the meaning set forth in Section 2.2(a).

          "Loan Documents" means this Agreement, the Lock Box Agreements, the Mortgages, the Term Note, the Combined Term Note, any other note or notes executed by Borrower and payable to Foothill, and any other agreement entered into in connection with this Agreement, including the Patent and Trademark Security Agreement and the Security Agreement--Stock Pledge.

          "Lock Box" has the meaning provided in the respective Lock Box Agreements.

          "Lock Box Agreements" means those certain Lockbox Operating Procedural Agreements and Depository Account Agreements, in form and substance satisfactory to Foothill, each of which is among Borrower, Foothill, and one of the Lock Box Banks.

          "Lock Box Banks" means Chemical Bank and The Boatmen's National Bank of St. Louis.

          "Losses" shall mean any and all losses, liabilities, contingent liabilities, damages, obligations, claims, contingent claims, actions, suits, proceedings, disbursements, penalties, costs and expenses incurred after the incurrence of and during the continuation of an Event of Default (including, without limitation, actual attorneys' fees and costs of counsel retained by Foothill to monitor the proceedings and actions of Borrower in satisfying its obligations hereunder, and to advise and represent Foothill with respect to matters related hereto, including, without limitation, fees incurred pursuant to 11 U.S.C., and all other professional or consultants' fees and expenses), whether or not an action or proceeding is commenced or threatened.

          "Maturity Date" has the meaning set forth in Section 3.3.

          "Maximum Amount" has the meaning set forth in Section 2.1.3.

          "Mortgages" means one or more mortgages, deeds of trust, or deeds to secure debt, executed by Borrower in favor of Foothill, the form and substance of which shall be satisfactory to Foothill, that encumber the Real Property and the related improvements thereto.

          "Multiemployer Plan" means a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC in which employees of Borrower or an ERISA Affiliate participate or to which Borrower or any ERISA Affiliate contribute or are required to contribute.

          "Negotiable Collateral" means all of Borrower's present and future letters of credit, notes, drafts, instruments, certificated and uncertificated securities (including the shares of stock of Victoria and any other subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

          "Obligations" means all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding L/Cs or L/C Guarantees, premiums, liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Foothill to charge Borrower's loan account), obligations, fees, lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, or any agreement executed in connection therewith), and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

          "Old Lender" means The CIT Group/Commercial Services, Inc.

          "Old Lender Documents" means various documents between Borrower and Old Lender, including the Subordinated CIT Note, relating to the partial repayment and restructuring of Borrower's obligations to Old Lender.

          "Overadvance" has the meaning set forth in Section 2.4.

          "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

          "Permitted Liens" means: (a) liens and security interests held by Foothill; (b) liens for unpaid taxes that are not yet due and payable; (c) liens and security interests set forth on Schedule P-1 attached hereto; (d) purchase money security interests and liens of lessors under capitalized leases to the extent that the acquisition or lease of the underlying asset was permitted under Section 7.10, and so long as the security interest or lien only secures the purchase price of the asset; (e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto; (f) obligations and duties as lessee under any lease existing on the date of this Agreement; (g) exceptions listed in the title insurance or commitment therefor to be delivered by Borrower hereunder in respect of the Real Property; (h) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower in accordance with GAAP or for which a bond in the full amount thereof has been posted; (i) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation; and (j) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

          "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, including any Multiemployer Plan or Qualified Plan.

          "Prohibited Transaction" means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c) of the IRC.

          "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the IRC which Borrower or any ERISA Affiliate sponsors, maintains, or to which any such person makes, is making, or is obligated to make, contributions, or, in the case of a multiple-employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

          "Real Property" means the parcel or parcels of real property and the related improvements thereto identified on Schedule R-1, and any parcels of real property hereafter acquired by Borrower.

          "Remediate" and "Remediation" shall include, but not be limited to, the investigation of the environmental condition of the Real Property, the preparation of any feasibility studies, reports or remedial plans, and the performance of any cleanup, abatement, removal, remediation, containment, operation, maintenance, monitoring or restoration work, whether on or off of the Real Property.

          "Reportable Event" means any event described in Section 4043 (other than Subsections (b)(7) and (b)(9)) of ERISA.

          "Subordinated CIT Note" means that certain Subordinated Note, of even date herewith, in the original principal amount of Thirty Million Dollars ($30,000,000), issued by Borrower to the order of Old Lender, and any amendments, restatements, substitutions, or replacements thereof.

          "Subordinated Fund Note" means that certain Subordinated Note in the original principal amount of Twenty Two Million Dollars ($22,000,000), to be issued by Borrower to the order of the Fund, and any amendments, restatements, substitutions, or replacements thereof.

          "Subordinated Notes" means, collectively, the Subordinated CIT Note and the Subordinated Fund Note.

          "Tangible Net Worth" means, as of the date any determination thereof is to be made, the difference of: (a) Borrower's total stockholder's equity; minus (b) the sum of: (i) all intangible assets of Borrower; (ii) all of Borrower's prepaid expenses; and (iii) all amounts due to Borrower from Affiliates, calculated on a consolidated basis.

          "Term Note" has the meaning set forth in Section 2.3 hereof.

          "Unfunded Benefit Liability" means the excess of a Plan's benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the current value of such Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to Section 412 of the IRC for the applicable plan year.

          "Victoria" means Victoria Creations, Inc., a Rhode Island corporation.

          "Victoria Agreement" means the Loan and Security Agreement, of even date herewith, between Foothill and Victoria, and any amendments, replacements, renewals, and substitutions thereto.

          "Victoria Guaranty" means that certain Continuing Guaranty of even date herewith, by Victoria in favor of Foothill, respecting the Obligations.

          "Voidable Transfer" has the meaning set forth in Section 15.8.

          1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

          1.3 Code. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

          1.4 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

          1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

     2.   LOAN AND TERMS OF PAYMENT.

          2.1  Revolving Advances.

               2.1.1 Subject to the terms and conditions of this Agreement, Foothill agrees to make revolving advances to Borrower in an amount not to exceed the Combined Borrowing Base. For purposes of this Agreement, "Combined Borrowing Base" shall mean the sum of:

                    (a) an amount (the "Buffalo Borrowing Base") equal to the sum of: (i) an amount equal to the lesser of: (y) seventy-five percent (75%) of the amount of Eligible Accounts, and (z) an amount equal to Buffalo's cash collections for the immediately preceding one hundred twenty (120) day period; plus (ii) an amount equal to the lesser of: (x) fifty percent (50%) of the amount of Eligible Inventory of Buffalo, net of reserves not otherwise excluded in the definition of Eligible Inventory, and (y) the amount of credit availability created by
     Section 2.1.1(a)(i) above; plus

                    (b) an amount (the "Jonathan Logan Borrowing Base") equal to fifty percent (50%) of the amount of Eligible Inventory of Jonathan Logan, net of reserves not otherwise excluded in the definition of Eligible Inventory.

     Foothill shall establish reasonable reserves against Eligible Inventory for obsolescence, shrinkage, damaged goods, markdowns, and for Inventory, if any, that is subject to landlord liens that are not subordinate to Foothill's security interests in such Inventory.

               2.1.2 Anything to the contrary in Section 2.1.1 above notwithstanding, Foothill may reduce its advance rates based upon Eligible Accounts or Eligible Inventory without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Foothill's security interests in the Collateral.

               2.1.3 Foothill shall have no obligation to make advances hereunder to the extent they would cause:

                    (a)  the aggregate outstanding advances pursuant to this
     Section 2.1 and the outstanding face amount of L/Cs and L/C Guarantees issued pursuant to Section 2.2, to exceed Eleven Million Dollars ($11,000,000) (the "Maximum Amount");

                    (b)  the aggregate outstanding advances pursuant to
     Section 2.1.1(a) to exceed Eight Million Five Hundred Thousand Dollars ($8,500,000);

                    (c)  the aggregate outstanding advances pursuant to
     Section 2.1.1(b) to exceed Two and One-Half Million Dollars
     ($2,500,000); or

                    (d) the aggregate outstanding Combined Revolving Obligations to exceed Eighteen Million Dollars ($18,000,000) or during the period of July 1, through November 30 of each year, Twenty Two Million Dollars ($22,000,000).

               2.1.4 Foothill is authorized to make advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower, or without instructions if pursuant to Section 2.5(c). Borrower agrees to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any advance requested by Borrower and made by Foothill hereunder shall be made to such designated deposit account. Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

          2.2  Letters of Credit and Letter of Credit Guarantees.

               (a) Subject to the terms and conditions of this Agreement, Foothill agrees to issue commercial or standby letters of credit for the account of Borrower (each, an "L/C") or to issue standby letters of credit or guarantees of payment (each such letter of credit or guaranty, an "L/C Guaranty") with respect to commercial or standby letters of credit issued by another Person for the account of Borrower in an aggregate face amount not to exceed the lesser of: (i) the Borrowing Base less the amount of advances outstanding pursuant to Section 2.1, and (ii) One Million Five Hundred Thousand Dollars ($1,500,000). Borrower expressly understands and agrees that Foothill shall have no obligation to arrange for the issuance by other financial institutions of letters of credit that are to be the subject of L/C Guarantees. Borrower and Foothill acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be outstanding on the Closing Date. Each such L/C (including those that are the subject of L/C Guarantees) shall have an expiry date no later than sixty (60) days prior to the date on which this Agreement is scheduled to terminate under Section 3.3 (without regard to any potential renewal term) and all such L/Cs and L/C Guarantees shall be in form and substance acceptable to Foothill in its sole discretion. Foothill shall not have any obligation to issue L/Cs or L/C Guarantees to the extent that the face amount of all outstanding L/Cs and L/C Guarantees, plus the amount of advances outstanding pursuant to
Section 2.1, would exceed the Maximum Amount. The L/Cs and the L/C Guarantees issued under this Section 2.2 shall be used by Borrower, consistent with this Agreement, for its general working capital purposes or to support its obligations with respect to workers' compensation premiums or other similar obligations. If Foothill is obligated to advance funds under an L/C or L/C Guaranty, the amount so advanced immediately shall be deemed to be an advance made by Foothill to Borrower pursuant to Section 2.1 and, thereafter, shall bear interest at the rates then applicable under Section 2.5.

               (b) Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless from any loss, cost, expense, or liability, including payments made by Foothill, expenses, and reasonable attorneys fees incurred by Foothill arising out of or in connection with any L/Cs or L/C Guarantees. Borrower agrees to be bound by the issuing bank's regulations and interpretations of any letters of credit guarantied by Foothill and opened to or for Borrower's account or by Foothill's interpretations of any L/C issued by Foothill to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that Foothill shall not be liable for any error, negligence, or mistakes, whether of omission or commission, in following Borrower's instructions or those contained in the L/Cs or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Guarantees may require Foothill to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify, save, defend, and hold Foothill harmless with respect to any loss, cost, expense (including attorneys fees), or liability incurred by Foothill under any L/C Guaranty as a result of Foothill's indemnification of any such issuing bank.

               (c) Borrower hereby authorizes and directs any bank that issues a letter of credit guaranteed by Foothill to deliver to Foothill all instruments, documents, and other writings and property received by the issuing bank pursuant to the letter of credit, and to accept and rely upon Foothill's instructions and agreements with respect to all matters arising in connection with the letter of credit and the related application. Borrower may or may not be the "applicant" or "account party" with respect to such letter of credit.

               (d) Any and all service charges, commissions, fees, and costs incurred by Foothill relating to the L/Cs guaranteed by Foothill shall be considered Foothill Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Foothill. On the first day of each month, Borrower will pay Foothill a fee equal to two percent (2%) per annum times the average Daily Balance of the undrawn L/Cs and L/C Guarantees that were outstanding during the immediately preceding month. Service charges, commissions, fees, and costs may be charged to Borrower's loan account at the time the service is rendered or the cost is incurred.

               (e) Immediately upon the termination of this Agreement, Borrower agrees to either: (i) provide cash collateral to be held by Foothill in an amount equal to the maximum amount of Foothill's obligations under L/Cs plus the maximum amount of Foothill's obligations to any Person under outstanding L/C Guarantees, or (ii) cause to be delivered to Foothill releases of all of Foothill's obligations under its outstanding L/Cs and L/C Guarantees. At Foothill's discretion, any proceeds of Collateral received by Foothill after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

          2.3 Term Loans. Foothill has agreed to make a term loan to Borrower in the original principal amount of Ten Million Dollars ($10,000,000), to be evidenced by and repayable in accordance with the terms and conditions of a promissory note (the "Term Note"), of even date herewith, executed by Borrower in favor of Foothill. Foothill has also agreed to make a term loan jointly to Borrower and Victoria in the original principal amount of Two Million Dollars ($2,000,000), to be evidenced by and repayable in accordance with the terms of a promissory note (the "Combined Term Note"), of even date herewith, executed by Borrower and Victoria in favor of Foothill. All amounts evidenced by the Term Note and the Combined Term Note shall constitute Obligations.

          2.4 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Sections 2.1 and 2.2 is greater than either the dollar or percentage limitations set forth in Sections 2.1 or 2.2 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill first, to repay non-contingent Obligations and, thereafter, to be held by Foothill as cash collateral to secure Borrower's obligation to repay Foothill for all amounts paid pursuant to L/Cs or L/C Guarantees.

          2.5  Interest:  Rates, Payments, and Calculations.

               (a) Interest Rate. All Obligations, except for undrawn L/Cs and L/C Guarantees shall bear interest, on the average Daily Balance, at the rate of two percent (2%) per month.

               (b)  Intentionally omitted.

               (c) Payments. Interest hereunder shall be due and payable in arrears on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, Foothill Expenses arising after the occurrence and during the continuance of an Event of Default (as and when incurred), and all installments or other payments due under the Term Note and the Combined Term Note or other Loan Document to Borrower's loan account, which amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

               (d) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

               (e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, the Term Note, or the Combined Term Note, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing this Agreement, the Term Note and the Combined Term Note, intend to legally agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein in the Term Note or in the Combined Term Note to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement and the Term Note and the Combined Term Note, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

          2.6 Crediting Payments; Application of Collections. The receipt of any wire transfer of funds, check, or other item of payment by Foothill (whether from transfers to Foothill by the Lock Box Banks pursuant to the Lock Box Agreements or otherwise) immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for five (5) Business Days of `clearance' at the rate set forth in Sections 2.5(a) (applicable to advances under Section 2.1) on all checks or other items of payment that are not in immediately available funds that are received by Foothill (except for wire transfers of federal funds). This five (5) Business Day clearance charge on certain receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's facility to Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and irrespective of the level of Borrower's Obligations to Foothill. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Foothill only if it is received into Foothill's Operating Account (as such account is identified in the Lock Box Agreements) on or before 11:00 a.m. Los Angeles time. If any wire transfer, check, or other item of payment is received into Foothill's Operating Account (as such account is identified in the Lock Box Agreements) after 11:00 a.m. Los Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

          2.7 Statements of Obligations. Foothill shall render statements to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in Section 12, written objection thereto describing the error or errors contained in any such statements.

          2.8 Fees. After the occurrence and during the continuation of an Event of Default, Borrower shall pay to Foothill the following fees:
Foothill's customary fee of Six Hundred Fifty Dollars ($650) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination of Borrower performed by Foothill or its agents; Foothill's customary appraisal fee of One Thousand Dollars ($1,000) per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by Foothill or its agents.

     3.   CONDITIONS; TERM OF AGREEMENT.

          3.1 Conditions Precedent to Initial Advance, L/C, or L/C Guaranty. The obligation of Foothill to make the initial advance or to provide the initial L/C or L/C Guaranty is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

               (a)  the Closing Date shall occur on or before June 30, 1994.

               (b) Old Lender shall have executed and delivered the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination of its liens and security interests in and to the properties and assets of Borrower or a subordination agreement in form and substance satisfactory to Foothill in its sole discretion;

               (c) Foothill shall have received stamped filed copies of its financing statements and fixture filings;

               (d) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                    i)   the Lock Box Agreements;

                    ii)  the Term Note and the Combined Term Note;

                    iii) the Mortgages;

                    iv) an Intercreditor Agreement among the Trustee of the Indenture and Foothill;

                    v)   the Victoria Guaranty;

                    vi) a Patent and Trademark Security Agreement of even date herewith, between Borrower and Foothill;

               (e) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute same;

               (f) Foothill shall have received copies of Borrower's By-laws and Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

               (g) Foothill shall have received a certificate of corporate status with respect to Borrower, dated within ten (10) days of the Closing Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

               (h) Foothill shall have received certificates of corporate status with respect to Borrower, each dated within fifteen (15) days of the Closing Date, such certificates to be issued by the Secretary of State of the states in which its failure to be duly qualified or licensed would have a material adverse effect on the financial condition or properties and assets of Borrower, which certificates shall indicate that Borrower is in good standing;

               (i) Foothill shall have received the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.11 hereof, the form and substance of which shall be satisfactory to Foothill and its counsel;

               (j) In the event that Borrower's motor vehicles have an aggregate book value of Fifty Thousand Dollars ($50,000), or more, Foothill shall have received duly executed certificates of title with respect to that portion of the Collateral that is subject to certificates of title;

               (k) Foothill shall have received each of the Mortgages, duly executed, and each shall have been recorded in the appropriate county recording office;

               (l) Foothill shall have received ALTA 1970 Form Lenders Policies of Title Insurance in form and content acceptable to Foothill, in its sole and absolute discretion on all of the Real Property except for the undeveloped Real Property located in Aiken County, South Carolina;

               (m) Foothill shall have received opinions of Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion; and

               (n) all other documents and legal matters in connection with the transactions contemplated by this Agreement (including all conditions precedent set forth in Sections 3.1 and 3.2 of the Victoria Loan Agreement) shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

          3.2 Conditions Precedent to All Advances, L/Cs, or L/C Guarantees. The following shall be conditions precedent to all advances, L/Cs, or L/C Guarantees hereunder:

               (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date of such advance, L/C, or L/C Guaranty, as though made on and as of such date (except to the extent that such represen-tations and warranties relate solely to an earlier date);

               (b) no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such advance, L/C, or L/C Guaranty, nor shall either result from the making of the advance; and

               (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such advance or the issuance of such L/C or L/C Guaranty shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

          3.3 Term. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Maturity Date") that is two (2) years from the Closing Date, unless sooner terminated pursuant to the terms hereof. Borrower may terminate this Agreement at any time, without premium or penalty, by giving Foothill at least ten (10) days prior written notice. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and upon notice upon the occurrence and during the continuation of an Event of Default.

          3.4 Effect of Termination. On the date of termination, all Obligations (including contingent reimbursement obligations under any outstanding L/Cs or L/C Guarantees) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide advances hereunder is terminated.

     4.   CREATION OF SECURITY INTEREST.

          4.1 Grant of Security Interest. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, and other than sales of Inventory to buyers in the ordinary course of business and those actions contemplated by Section 7.4 and
Schedule 7.4, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

          4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

          4.3 Collection of Accounts, General Intangibles, Negotiable Collateral. Foothill, Borrower, and the Lock Box Banks shall enter into the Lock Box Agreements, in form and substance satisfactory to Foothill in its sole discretion, pursuant to which all of Borrower's cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) will be forwarded to Foothill on a daily basis. At any time after the occurrence and during the continuance of an Event of Default or after Foothill, in its reasonable judgment, deems itself insecure, Foothill or Foothill's designee may: (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein; and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that it receives and immediately will deliver said cash receipts, checks, and other items of payment to Foothill in their original form as received by Borrower except that Jonathan Logan sales proceeds will be transferred to the Lock Box weekly.

          4.4 Delivery of Additional Documentation Required. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

          4.5 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to: (a) send requests for verification of Accounts; (b) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Foothill's possession; (c) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

          4.6 Right to Inspect. Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter, during normal business hours, to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

     5.   REPRESENTATIONS AND WARRANTIES.

          Borrower represents and warrants to Foothill as follows:

          5.1 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

          5.2 Eligible Accounts. All of Borrower's representations and warranties in this Section are based upon Borrower's knowledge after reasonable review in accordance with normal and prudent business practices. The Eligible Accounts are, at the time of the creation thereof and as of each date on which Borrower includes them in a Borrowing Base calculation or certification, bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. Except for Accounts arising from bill and hold sales, the property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. At the time of the creation of an Eligible Account and as of each date on which Borrower includes an Eligible Account in a Borrowing Base calculation or certification, Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding such Eligible Account.

          5.3 Eligible Inventory. All Eligible Inventory is now and at all times hereafter shall be of good and merchantable quality, free from defects.

          5.4 Location of Inventory and Equipment. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule 6.14 or otherwise permitted by Section 6.14.

          5.5 Inventory Records. Borrower now keeps, and hereafter at all times shall keep, correct and accurate records itemizing and describing the kind, type, quality, and quantity of the Inventory, and Borrower's cost therefor.

          5.6 Location of Chief Executive Office; FEIN. The chief executive office of Borrower is located at the address indicated in the preamble to this Agreement and Borrower's FEIN is 13-1426280.

          5.7 Due Organization and Qualification. Borrower is duly organized and existing and in good standing under the laws of the state of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral to Foothill.

          5.8 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles or Certificate of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound.

          5.9 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on Schedule 5.9; and (c) matters arising after the date hereof that, if decided adversely to Borrower, would not materially impair the prospect of repayment of the Obligations or materially impair the value or priority of Foothill's security interests in the Collateral.

          5.10 No Material Adverse Change in Financial Condition. All financial statements relating to Borrower or any guarantor of the Obligations that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP and fairly present Borrower's (or such guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower (or such guarantor, as applicable) since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

          5.11 No Transfer. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

          5.12 Employee Benefits. Except as set forth in Schedule 5.12, each of the following provisions of this Section 5.12 is true. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC. Each Qualified Plan and Multiemployer Plan has been determined by the Internal Revenue Service to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under Section 501 of the IRC, and, to the best knowledge of Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status. There are no outstanding liabilities under Title IV of ERISA with respect to any Plan maintained or sponsored by Borrower or any ERISA Affiliate, nor with respect to any Plan to which Borrower or any ERISA Affiliate contributes or is obligated to contribute which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. No Plan subject to Title IV of ERISA has any Unfunded Benefit Liability which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has transferred any Unfunded Benefit Liability to a person other than Borrower or an ERISA Affiliate or has otherwise engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur (x) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, or (y) any liability under Title IV of ERISA (other than premiums due but not delinquent under Section 4007 of ERISA) with respect to a Plan, which could, in either event, reasonably be expected to have a material adverse effect on the financial condition of Borrower.
Within the past six (6) years, no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Borrower and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the IRC.

          5.13 Environmental Condition.

               (a) To the Borrower's knowledge, Borrower has not used Hazardous Materials at or affecting the Real Property in any manner which violates any Act governing the use, storage, treatment, transportation, manufacturing, refinement, handling, production, or disposal of Hazardous Materials where such violation would reasonably be expected to result in a loss that would have a material adverse effect on Borrower.

                2. To the Borrower's knowledge, no prior or current owner, occupant or operator of the Real Property has used Hazardous Materials at or affecting the Real Property in any manner which violates any Act governing the use, storage, treatment, transportation, manufacturing, refinement, handling, production, or disposal of Hazardous Materials where such violation would reasonably be expected to result in a loss that would have a material adverse effect on Borrower.

          5.14 Compliance With The ADA.

               (a) All of the Real Property is presently used as an administrative, office, manufacturing, or distribution facility and for other commercial purposes, and no portions of the Real Property are used as or for a "public accommodation," within the meaning of the ADA.

               (b) To the best of Borrower's knowledge, Borrower has made all modifications or provided all accommodations which may be required to be made or provided by Borrower to the Real Property pursuant to the ADA in order to accommodate the needs and requirements of any disabled persons.

               (c) Borrower has received no notice or complaint regarding any noncompliance with the ADA of any of the Real Property or of Borrower's employment practices and, to the best of Borrower's knowledge, there has been no threatened litigation alleging any such noncompliance by Borrower or the Real Property.

          5.15 Reliance by Foothill; Cumulative. Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each advance or issuance of an L/C or L/C Guaranty and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill except to the extent that Foothill has previously waived any breach hereof as to such warranty. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Foothill.

     6.   AFFIRMATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

          6.1 Accounting System. Borrower shall maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be requested by Foothill. Borrower also shall keep proper books of account showing all sales, claims, and allowances on its Inventory.

          6.2 Collateral Reports. Borrower shall deliver to Foothill, no later than the tenth (10th) day of each month during the term of this Agreement, a detailed aging, by total, of the Accounts, a reconciliation statement, and a summary, by vendor, of all accounts payable, including due dates of invoices, and any book overdraft. Original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor with, at Foothill's request, a copy to Foothill, and, after the occurrence and during the continuance of an Event of Default, at Foothill's direction, the invoices shall indicate on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill. Borrower shall deliver to Foothill, as Foothill may from time to time require, collection reports, sales journals, invoices, original delivery receipts, customer's purchase orders, shipping instructions, bills of lading, and other documentation respecting shipment arrangements. Absent such a request by Foothill, copies of all such documentation shall be held by Borrower as custodian for Foothill.

          6.3 Schedules of Accounts. With such regularity as Foothill shall require, Borrower shall provide Foothill with schedules describing all Accounts. Foothill's failure to request such schedules or Borrower's failure to execute and deliver such schedules shall not affect or limit Foothill's security interests or other rights in and to the Accounts.

          6.4 Financial Statements, Reports, Certificates. Borrower agrees to deliver to Foothill: (a) as soon as available, but in any event within forty-five (45) days after the end of each month during each of Borrower's fiscal years, a company prepared income statement and cash flow statement covering Borrower's operations during such period; and (b) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by KPMG Peat Marwick or by other independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications (other than going concern or consistency with prior year in the case of a change of accounting principle), by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any event or condition constituting an Event of Default, or that would, with the passage of time or the giving of notice, constitute an Event of Default. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management. If Borrower is a parent company of one or more subsidiaries, or Affiliates, or is a subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Borrower agrees to deliver financial statements prepared on a consolidating basis so as to present Borrower and each such related entity separately, and on a consolidated basis.

               Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the Collateral and financial condition of Borrower.

               Each month, together with the financial statements provided pursuant to Section 6.4(a), Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP (except for footnotes for monthly statements) and fairly present the financial condition of Borrower; (ii) Borrower is in timely compliance with all of its covenants and agreements hereunder; (iii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

               Borrower shall have issued written instructions to its independent certified public accountants authorizing them after the occurrence and during the continuance of an Event of Default or with Borrower's cooperation prior thereto, to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request. After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

          6.5 Tax Returns. Borrower agrees to deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the Internal Revenue Service.

          6.6 Designation of Inventory. Borrower shall now and from time to time hereafter, but not less frequently than monthly, execute and deliver to Foothill a designation of Inventory specifying the lower of Borrower's cost or market value of Borrower's raw materials, work in process, and finished goods, and further specifying such other information as Foothill may reasonably request.

          6.7 Returns. Returns and allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. If, at a time when no Event of Default has occurred and is continuing, any Account Debtor returns any Inventory of Buffalo, Borrower promptly shall determine the reason for such return and, if Borrower accepts such return, issue a credit memorandum in the appropriate amount to such Account Debtor. If, at a time when an Event of Default has occurred and is continuing, any Account Debtor returns any Inventory of Buffalo to Borrower, Borrower promptly shall determine the reason for such return and, if Foothill consents (which consent shall not be unreasonably withheld), issue a credit memorandum (with a copy to be sent to Foothill) in the appropriate amount to such Account Debtor. On a daily basis, Borrower shall notify Foothill of all returns and recoveries and of all disputes and claims of which it is aware.

          6.8 Title to Equipment. Upon Foothill's request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

          6.9 Maintenance of Equipment. Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted) in accordance with past practices, and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any item of Equipment to become a fixture (other than a trade fixture) to real estate or an accession to other property, and the Equipment is now and shall at all times remain personal property.

          6.10 Taxes. All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits.

          6.11 Insurance.

               (a) Borrower, at its expense, shall keep the Collateral (exclusive of the Real Property) insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.

               (b) Borrower will obtain and maintain (i) insurance of the type necessary to insure the Improvements and Chattels (as such terms are defined in the Mortgages), for the full replacement cost thereof, against any loss by fire, lightning, windstorm, hail, explosion, aircraft, smoke damage, vehicle damage, earthquakes, elevator collision, and other risks from time to time included under "extended coverage" policies, in such amounts as Foothill may require, but in any event in amounts sufficient to prevent Borrower from becoming a co-insurer under such polices, (ii) combined single limit bodily injury and property damages insurance against any loss, liability, or damages on, about, or relating to each parcel of Real Property, in an amount of not less than Thirty Million Dollars ($30,000,000); and (iii) such other risk as Foothill may require. Replacement costs, at Foothill's option, may be redetermined by an insurance appraiser, satisfactory to Foothill, not more frequently than once every twelve (12) months at Borrower's cost.

               (c) All insurance required herein shall be written by companies of recognized financial standing, satisfactory to Foothill, which are authorized to do insurance business in the State of California. Such insurance shall be in form satisfactory to Foothill, shall with respect to hazard insurance and such other insurance as Foothill shall specify, name as the loss payee thereunder Borrower and Foothill, as their interests may appear, and shall contain a California Form 438BFU (NS) mortgagee endorsement, or its local equivalent. Every policy of insurance referred to in this Section shall contain an agreement by the insurer that it will not cancel such policy except after thirty (30) days' prior written notice to Foothill and that any loss payable thereunder shall be payable notwith-standing any act or negligence of Borrower or Foothill which might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding (i) occupancy or use of the Real Property for purposes more hazardous than permitted by the terms of such policy, (ii) any foreclosure or other action or proceeding taken by Foothill pursuant to the Mortgages upon the happening of an Event of Default, or (iii) any change in title or ownership of the Real Property.

               (d) Original policies or certificates thereof satisfactory to Foothill evidencing such insurance shall be delivered to Foothill at least thirty (30) days prior to the expiration of the existing or preceding policies. Borrower shall give Foothill prompt notice of any loss covered by such insurance and Foothill shall have the right to adjust any loss.
Foothill shall have the exclusive right to adjust all losses in excess of One Hundred Fifty Thousand Dollars ($150,000) payable under any such insurance policies without any liability to Borrower whatsoever in respect of such adjustments; provided, however that Foothill will consult with Borrower with respect of such adjustments and will act in a commercially reasonable manner in respect thereto. Any monies received as payment for any loss in excess of One Hundred Fifty Thousand Dollars ($150,000) under any insurance policy including, but not limited to, the insurance policies mentioned above, shall be paid over to Foothill to be applied at the option of Foothill either to the prepayment of the Obligations without premium, in such order or manner as Foothill may elect, or shall be disbursed to Borrower under stage payment terms satisfactory to Foothill for application to the cost of repairs, replacements or restorations. All restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property to destroyed prior to such damage or destruction. Upon the occurrence of an Event of Default, all prepaid premiums shall be the sole and absolute property of Foothill to be applied by Foothill to the payment of the Obligations in such order or form as Foothill shall determine.

               (e) Borrower shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.11, unless Foothill is included thereon as named insured with the loss payable to Foothill under a standard California 438BFU (NS) Mortgagee endorsement, or its local equivalent. Borrower shall immediately notify Foothill whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and originals of such policies shall immediately thereafter be provided to Foothill.

          6.12 Tangible Net Worth. Tangible Net Worth shall not decrease by more than Seventeen Million Dollars ($17,000,000) from March 31, 1994 without giving effect to the sale of Borrower's Seneca/Clarkesville division, measured on a fiscal quarter-end basis. In calculating the decrease in Tangible Net Worth the following shall not be included: (a) conversions of Indebtedness into equity, (b) forgiveness of Indebtedness, and (c) the issuance of new equity securities by Borrower.

          6.13 No Setoffs or Counterclaims. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

          6.14 Location of Inventory and Equipment. Borrower shall keep the Inventory and Equipment only at the locations identified on Schedule 6.14; provided, however, that Borrower may amend Schedule 6.14 so long as such amendment occurs by written notice to Foothill not less than thirty (30) days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill.

          6.15 Compliance with Laws. Borrower shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the ADA.

          6.16 Employee Benefits.

               (a) Borrower shall deliver to Foothill a written statement by the chief financial officer of Borrower specifying the nature of any of the following events and the actions which Borrower proposes to take with respect thereto promptly, and in any event within ten (10) days of becoming aware of any of them, and when known, any action taken or threatened by the Internal Revenue Service, PBGC, Department of Labor, or other party with respect thereto: (i) an ERISA Event with respect to any Plan; (ii) the incurrence of an obligation to pay additional premium to the PBGC under Section 4006(a)(3)(E) of ERISA with respect to any Plan; and (iii) any lien on the assets of Borrower arising in connection with any Plan.

               (b) Borrower shall also promptly furnish to Foothill copies prepared or received by Borrower or an ERISA Affiliate of: (i) at the request of Foothill, each annual report (Internal Revenue Service Form 5500 series) and all accompanying schedules, actuarial reports, financial information concerning the financial status of each Plan, and schedules showing the amounts contributed to each Plan by or on behalf of Borrower or its ERISA Affiliates for the most recent three (3) plan years; (ii) all notices of intent to terminate or to have a trustee appointed to administer any Plan; (iii) all written demands by the PBGC under Subtitle D of Title IV of ERISA; (iv) all notices required to be sent to employees or to the PBGC under Section 302 of ERISA or Section 412 of the IRC; (v) all written notices received with respect to a Multiemployer Plan concerning (x) the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, (y) a termination described in Section 4041A of ERISA, or (z) a reorganization or insolvency described in Subtitle E of Title IV of ERISA; (vi) the adoption of any new Plan that is subject to Title IV of ERISA or Section 412 of the IRC by Borrower or any ERISA Affiliate; (vii) the adoption of any amendment to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC, if such amendment results in a material increase in benefits or Unfunded Benefit Liability; or (viii) the commencement of contributions by Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC.

          6.17 Environmental Condition.

               (a) Borrower shall not cause or permit the Real Property to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, produce, or process Hazardous Materials except in compliance with all applicable Acts.

               (b) Borrower shall ensure compliance by all owners, operators, and occupants of the Real Property with all applicable Acts and will ensure that all such owners, operators and occupants obtain and comply with any and all required approvals, registrations, or permits.

               (c) In the event Foothill reasonably believes that Borrower has not complied with its obligations in Section 6.17(a) or (b) and that such suspected noncompliance is reasonably likely to adversely affect the Collateral or result in a material liability to Borrower, Foothill may request in writing an explanation of such noncompliance from Borrower. Borrower shall provide a detailed written response to Foothill within ten
(10) business days of receiving the request. If such response is not reasonably satisfactory to Foothill, Foothill may require Borrower to retain an environmental consultant, who shall be approved in advance and in writing by Foothill, which approval shall not be unreasonably withheld, to investigate the suspected noncompliance. Borrower shall provide Foothill with a copy of any report by such consultant, and, if the report confirms Borrower's noncompliance, Borrower shall promptly correct such noncompliance. Borrower shall promptly take all actions to Remediate the Real Property which are required by federal, state, or local governmental agency or political subdivision or which are reasonably necessary to mitigate a spill or a violation of any Act, except that Borrower may, in good faith, contest any requirements before any governmental body or court with jurisdiction. All such work shall be performed by one or more contractors selected by Borrower and approved in advance and in writing by Foothill, which approval shall not be unreasonably withheld. Any such actions shall be performed in a good, safe, and workmanlike manner and in such manner as to minimize any impact on the business or occupation at the Real Property. Borrower shall pay all costs in connection with such investigatory and remedial activities, including but not limited to, all power and utility costs, any and all taxes or fees that may be applicable to such activities. Borrower shall promptly provide to Foothill copies of testing results and reports that are generated in compliance with the above activities. At the conclusion of such actions, Borrower shall remove all associated equipment, and restore the Real Property to substantially the same the condition existing prior to the commencement of Remediation, which shall include, without limitation, the repair of any surface damage, including paving caused by such investigation or Remediation hereunder.

               (d) The obligations of Borrower and the rights of Foothill with respect to Hazardous Materials are in addition to and not in substitution of the obligations of Borrower and the rights of Foothill under all applicable, federal, state, and local laws, regulations, and ordinances relating to health and safety, and protection of the environment. The obligations of Borrower and the rights of Foothill, notwithstanding anything contained herein or in any other document or agreement which may be construed to the contrary, (i) shall not be subject to any antideficiency laws or protections, if any, (ii) shall survive (y) a non-judicial sale, judicial sale or deed or other transaction in lieu of such sale hereunder, and (z) the repayment of the Obligations. In the event Borrower does not timely perform any of its obligations with respect to Hazardous Materials, Foothill may perform such obligations, but is not obligated to, at the expense of Borrower and such expense shall be added to the Obligations and shall not cure Borrower's breach under this Agreement.

          6.18 Compliance With The ADA.

               (a) Borrower shall promptly provide Foothill with copies of all notices or claims which may be received by Borrower and involving claims made by any individual, entity or governmental agency as to any alleged noncompliance of the Real Property with the requirements of the ADA.

               (b) Borrower shall observe and comply in all material respects with all obligations and requirements of the ADA as it applies to the Real Property, which shall include, without limitation, installing or constructing all improvements or alterations which may be necessary to cause the Real Property to be accessible to all persons if the use of any of the Real Property or any part thereof becomes a "public accommodation," as defined in the ADA, or in the event additional building improvements are added or incorporated into the existing improvements, and making any reasonable accommodations which may be necessary to accommodate the needs or requirements of any existing or future employee of Borrower.

          6.19 Store Openings and Closings. Borrower shall give Foothill reasonable prior notice of new store openings and closing of its stores.

          6.20 Inventory Audits. Borrower shall continue to take physical counts of its Inventory at least once in each fiscal year. Such physical inventory taking will be observed by Borrower's independent certified public accountants to the extent deemed necessary by such accountants.

          6.21 Real Property Leases; Consignments. Borrower shall make timely payment of all rents and other monies payable on real property leases where Borrower is lessee except for Jonathan Logan stores, or unless such payments are contested in good faith by Borrower and the failure to pay such monies could not reasonably be expected to materially and adversely affect Borrower or the Collateral. Borrower shall also make timely payments to consignors of Inventory, if any. In the event that Borrower does not make any such payments to lessors or consignors, Foothill may, in its discretion, establish reasonable reserves for delinquent payments.

          6.22 Landlord Waivers. Borrower shall use its best efforts to obtain landlord waivers from the lessors of its Jonathan Logan stores and other leased locations on or before August 31, 1994.

          6.23 Consigned Inventory. Borrower agrees that each Inventory designation provided under Section 6.6 shall also separately identify and value all Inventory consigned to Borrower by third Persons. Borrower further agrees not to include any such consigned Inventory as Eligible Inventory in any certificate or report provided to Foothill.

     7.   NEGATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

          7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

               (a) Indebtedness evidenced by this Agreement, the Term Note or the Combined Term Note;

               (b) Indebtedness set forth in the latest financial statements of Borrower submitted to Foothill on or prior to the Closing Date;

               (c)  Indebtedness secured by Permitted Liens;

               (d) Indebtedness evidenced by the Subordinated Notes and the Debentures;

               (e) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c) and (d) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower,
(ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness; and

               (f)  as previously disclosed to Foothill.

          7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(d) and so long as the replacement liens secure only those assets or property that secured the original Indebtedness).

          7.3  Restrictions on Fundamental Changes.  Except as provided in
Schedule 7.4 or as previously disclosed to Foothill, enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person.

          7.4 Extraordinary Transactions and Disposal of Assets. Except as provided in Schedule 7.4 or as previously disclosed to Foothill, enter into any transaction not in the ordinary and usual course of Borrower's business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's properties or assets (other than sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted and sales of obsolete Equipment in the ordinary course of Borrower's business for prices at or above Borrower's book value for such Equipment).

          7.5 Change Name. Change Borrower's name, FEIN, business structure, or identity, or add any new fictitious name.

          7.6 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement or instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill and except for the Continuing Guaranty in favor of Foothill, respecting Victoria's obligations.

          7.7 Restructure. Except as provided in Schedule 7.4 or as previously disclosed to Foothill, make any change in Borrower's financial structure, the principal nature of Borrower's business operations, or the date of its fiscal year.

          7.8 Prepayments. Except in connection with a refinancing permitted by Section 7.1(e), prepay any Indebtedness owing to any third Person.

          7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

          7.10 Capital Expenditures. Make any capital expenditure, in any fiscal year in excess of Borrower's depreciation for such fiscal year.

          7.11 Consignments. Consign any Inventory or sell any Inventory on sale or return, sale on approval, or other conditional terms of sale.

          7.12 Distributions. Make any distribution or declare or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

          7.13 Accounting Methods. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition.

          7.14 Investments. Except for employee loans not to exceed One Hundred Thousand Dollars ($100,000) in the aggregate outstanding at any time combined with Victoria, advances to Victoria or as previously disclosed to Foothill, directly or indirectly make or acquire any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any Person.

          7.15 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in arm's length transaction with a non-Affiliate.

          7.16 Suspension. Except as provided in Schedule 7.4, suspend or go out of a substantial portion of its business.

          7.17 Compensation. Increase the annual fee or per-meeting fees paid to directors during any year by more than fifteen percent (15%) over the prior year; pay or accrue total cash compensation, during any year, to officers and senior management employees in an aggregate amount in excess of one hundred fifteen percent (115%) of that paid or accrued in the prior year.

          7.18 Use of Proceeds. Use the proceeds of the advances made hereunder for any purpose other than: (a) on the Closing Date, to repay outstanding principal, accrued interest, and accrued fees and expenses owing to the Old Lender; (b) to pay transactional fees, costs and expenses incurred in connection with this Agreement; and (c) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

          7.19 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Borrower covenants and agrees that it will not, without thirty (30) days prior written notification to Foothill, relocate its chief executive office to a new location and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

     8.   EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

          8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations), and if such failure results or would result in an Overadvance by virtue of payment of interest and such amount is not fully paid within five (5) days;

          8.2 If Borrower fails or neglects to perform, keep, or observe any material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents (including the Mortgages), or in any other present or future agreement between Borrower and Foothill;

          8.3 If there is a material impairment of the value or priority of Foothill's security interests in the Collateral;

          8.4 If any material portion of Borrower's properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

          8.5  If an Insolvency Proceeding is commenced by Borrower;

          8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within forty-five (45) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to make additional advances or issue additional L/Cs or L/C Guarantees hereunder;
(d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

          8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs for three (3) Business Days or more;

          8.8 If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets (and the same cannot be adequately reserved against by Foothill and is not discharged within ten
(10) days of its filing) by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof;

          8.9 If a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's properties or assets;

          8.10 If there is a default in any material agreement to which Borrower is a party with one or more third Persons where such third Persons have accelerated the maturity of Borrower's obligations thereunder;

          8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

          8.12 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn;

          8.13 If the obligation of any guarantor or other third Person under any Loan Document is limited or terminated by operation of law or terminated or purported to be terminated by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding; or

          8.14 If (a) with respect to any Plan, there shall occur any of the following which could reasonably be expected to have a material adverse effect on the financial condition of Borrower: (i) the violation of any of the provisions of ERISA; (ii) the loss by a Plan intended to be a Qualified Plan of its qualification under Section 401(a) of the IRC; (iii) the incurrence of liability under Title IV of ERISA; (iv) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make; (v) the filing of a notice of intent to terminate a Plan under Sections 4041 or 4041A of ERISA; (vi) a complete or partial withdrawal of Borrower or an ERISA Affiliate from any Plan; or (vii) the receipt of a notice by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate such Plan or appoint a trustee to administer such Plan; (viii) a commencement or increase of contributions to, or the adoption of or the amendment of, a Plan; and (ix) the assessment against Borrower or any ERISA Affiliate of a tax under Section 4980B of the IRC.

          8.15 If: (a) there shall occur during any consecutive twelve month period, one or more uninsured losses, thefts, damage or destruction of the Real Property, or any part thereof, having an aggregate value in excess of One Hundred Thousand Dollars ($100,000); or (b) an event of default shall occur under any prior Permitted Lien, if any;

          8.16 If there shall occur an "Event of Default" as defined in the Victoria Loan Agreement; or


          8.17 If Borrower shall fail to promptly pay to Foothill any proceeds (net of direct costs of sale) received by Borrower upon the exercise by the purchaser of any option to purchase Real Property.

     9.   FOOTHILL'S RIGHTS AND REMEDIES.

          9.1 Rights and Remedies. Upon the occurrence of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

               (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

               (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Collateral and without affecting the Obligations;

               (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

               (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

               (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

               (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lock Boxes), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

               (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lock Boxes, to secure the full and final repayment of all of the Obligations;

               (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein or in the Mortgages) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

               (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

               (k) Foothill shall give notice of the disposition of the Collateral as follows:

                    (1) Foothill shall give Borrower and each holder of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                    (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least five (5) days before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                    (3) If the sale is to be a public sale, Foothill also shall give notice of the time and place by publishing a notice one time at least five (5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

               (l)  Foothill may credit bid and purchase at any public sale;
and

               (m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

          9.2 Remedies Cumulative. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

          9.3 Foreclosure Not A Discharge. Foreclosure shall not operate as a discharge to Borrower's Obligations to Foothill as to Hazardous Materials and the indemnity provisions in Section 11; and in the event Borrower tenders a deed in lieu of foreclosure for all or part of the Real Property, Borrower shall deliver such property to Foothill (or its designee) free of any and all Hazardous Materials. The indemnity provisions in Section 11 shall not be discharged or affected in any way by foreclosure or by Foothill's acceptance of a deed in lieu thereof, and the same shall continue for a period equal to the longest living child born in Los Angeles County on January 1, 1994, plus twenty-one (21) years.

     10.  TAXES AND EXPENSES REGARDING THE COLLATERAL.

          If Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement or the Mortgages, then, to the extent that Foothill reasonably determines that such failure by Borrower could have a material adverse effect on Foothill's interests in the Collateral, in its discretion and upon five (5) days prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.12, and take any action with respect to such policies as Foothill deems prudent. Any such amounts paid by Foothill shall constitute Foothill Expenses. Any such payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

     11.  WAIVERS; INDEMNIFICATION.

          11.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

          11.2 Foothill's Liability for Collateral. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

          11.3 Indemnification. Borrower agrees to defend, indemnify, save, and hold all Indemnified Persons harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document including, but not limited to, those claimed by any broker or finder unless such obligations, demands, claims or liabilities resulted from the gross negligence or willful misconduct of such Indemnified Person; (b) all Losses, in any way suffered, incurred, or paid as a result of or in any way, arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document unless such Losses resulted from the gross negligence or willful misconduct of such Indemnified Person; and (c) all Losses suffered or incurred, regardless of negligence, whether as a holder of security interests in Real Property, as mortgagee in possession, or as successor in interest to Borrower as owner of the Real Property by virtue of foreclosure or acceptance of a deed or other transaction in lieu of foreclosure, or after partial or total reconveyance of the mortgage, arising from, in respect of, as a consequence of (whether foreseeable or unforeseeable) or in connection with the use, storage, disposal, generation, transportation, spill, or treatment of any Hazardous Materials at or related to the Real Property whether or not originating or emanating from the Real Property. This provision shall survive the termination of this Agreement.

     12.  NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its address set forth below:

     If to Borrower:     UNITED MERCHANTS AND MANUFACTURERS, INC.
                         1650 Palisade Avenue
                         Teaneck, New Jersey 07666
                         Attn.:  Treasurer
                         Telefacsimile No. (201) 837-8689


     If to Foothill:     FOOTHILL CAPITAL CORPORATION
                         11111 Santa Monica Boulevard
                         Suite 1500
                         Los Angeles, California 90025-3333
                         Attn.:  Business Finance Division Manager
                         Telefacsimile No. (310) 479-2690


          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, other than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

     13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT WHERE IT IS NECESSARY TO ENFORCE OR PROTECT FOOTHILL'S SECURITY INTERESTS IN THE COLLATERAL IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13.
BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     14.  DESTRUCTION OF BORROWER'S DOCUMENTS.

          All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

     15.  GENERAL PROVISIONS.

          15.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

          15.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

          15.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

          15.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

          15.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          15.6 Amendments in Writing. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

          15.7 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

          15.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

          15.9 Lending Relationship. Nothing contained in the this Agreement or any of the other Loan Documents shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture, or any association between Borrower and Foothill, it being expressly understood and agreed that nothing contained in this Agreement or the other Loan Documents shall be deemed to create any relationship between Borrower and Foothill other that the relationship of borrower and lender.

          15.10 Integration. This Agreement, together with the other Loan Documents, reflect the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

          15.11 Confidentiality. Foothill agrees (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential in accordance with its customary business practices, any non-public information supplied to it by the Borrower, provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel to Foothill, (iii) to regulators, auditors or accountants, (iv) in connection with any litigation to which Foothill is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees to this confidentiality provision in writing. In connection with any potential disclosure under (i) or (iii) above, Foothill agrees that it will promptly advise the Borrower of any request for disclosure and use reasonable efforts to provide the Borrower with as much time as possible prior to complying with such request in order to allow the Borrower to obtain an injunction or stay to the release of such information or an order providing for the handling of such information in a confidential matter.

          15.12 Limitation of Liability. Except for a Person's willful misconduct, none of Borrower's officers, directors, agents, employees, nor any heir, successor or assign of the foregoing shall be personally liable (whether by operation or law or otherwise) for payments due hereunder or under any other Loan Document or for the performance of any Obligations. The sole recourse of Foothill for satisfaction of the Obligations shall be against the Borrower and guarantor of Borrower's Obligations and the assets of Borrower and any guarantor and not against any other Person.

          15.13 Expenses. Borrower and Victoria have previously paid Foothill the combined sum of Fifty Thousand Dollars ($50,000) in partial payment of Foothill Expenses, and Foothill hereby acknowledges receipt of such payment. Borrower shall not be obligated to pay any other Foothill Expenses except for: (a) service charges, commissions, fees and costs incurred by Foothill relating to L/Cs guaranteed by Foothill, and (b) other Foothill Expenses arising after the occurrence and during the continuance of an Event of Default.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.


                              FOOTHILL CAPITAL CORPORATION,
                              a California corporation

                                 /s/ Scott Diehl
                              By     Scott Diehl
                              Title: Senior Vice President


                              UNITED MERCHANTS AND MANUFACTURERS, INC., a Delaware corporation

                                 /s/ Judith A. Nadzick
                              By     Judith A. Nadzick
                              Title: Executive Vice President

                               SCHEDULE 7.4

                REPAYMENT OF OBLIGATIONS FROM SALE PROCEEDS



(a) Borrower may sell all or substantially all of the assets of Buffalo so long as the proceeds of such sale are used to repay in full outstanding Obligations based upon the Buffalo Borrowing Base and to further reduce Obligations in the order provided below by not less than Eight Million Five Hundred Thousand Dollars ($8,500,000). After payment in full of the Obligations based upon the Buffalo Borrowing Base, all of the remaining proceeds shall first be used to repay the Term Note in full, next to repay the Combined Term Note to the extent of the remaining proceeds, and after repayment of the Combined Term Note, any additional proceeds shall be used to repay and permanently reduce the outstanding balance of the Obligations under the Jonathan Logan Borrowing Base or Victoria Borrowing Base (as such term is defined in the Victoria Agreement) in such manner as Foothill may elect.

(b) Borrower may sell all or substantially all of the assets of Jonathan Logan so long as the proceeds of such sale are used to repay in full outstanding Obligations based upon the Jonathan Logan Borrowing Base and to further reduce Obligations in the order provided below by not less than Five Hundred Thousand Dollars ($500,000). After payment in full of the Obligations based upon the Jonathan Logan Borrowing Base, all of the remaining proceeds shall first be used to repay the Term Note in full, next to repay the Combined Term Note to the extent of the remaining proceeds, and after repayment of the Combined Term Note, any additional proceeds shall be used to repay and permanently reduce the outstanding balance of the Obligations under the Buffalo Borrowing Base or Victoria Borrowing Base in such manner as Foothill may elect.

(c) Borrower may sell the property in Philadelphia, Pennsylvania commonly known as all the "Villager Property" so long as the proceeds of such sale are used to reduce Obligations in the order provided below by not less than Two Million Dollars ($2,000,000). The proceeds shall first be used to repay the Term Note in full, next to repay the Combined Term Note to the extent of the remaining proceeds, and after repayment of the Combined Term Note, any additional proceeds shall be used to repay and permanently reduce the outstanding balance of the Obligations under any of the Jonathan Logan Borrowing Base, Buffalo Borrowing Base or Victoria Borrowing Base in such manner as Foothill may elect.

(d) Sales of other assets by Borrower may only be made so long as such sales are at fair market value to Persons who are not Affiliates of Borrower and Borrower has consulted in advance of such sales with Foothill.

(e)  All of the foregoing repayments may be made without premium or penalty.